UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):  July 14, 2008
DIAMOND FOODS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51439	20-2556965

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1050 S. Diamond Street
Stockton, California	95205

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (209) 467-6000
N/A
(Former Name or Former Address, if Changed Since Last Report)
          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On July 8, 2008, the Compensation Committee (the “Committee”) and the Board of Directors (the “Board”) of Diamond Foods, Inc. (the “Company”) approved changes to the compensation programs for the Company’s executive officers. The changes are designed to attract, retain and incent executive management while more closely aligning their interests with the interests of the Company’s stockholders.
Each year, the Board and Committee consider whether to grant equity awards to executives. Pursuant to a program approved by the Board and Committee on July 8, 2008, executives may elect to receive in cash, rather than restricted stock, up to 50% of the value of any restricted stock that otherwise would have been granted to them. The election must be made in advance of the grant. If cash is elected, payments would be made in two equal installments, with the first payment 60 days after the grant date and the second payment on the anniversary of the grant date. The aggregate amount of the payments would be equal to 95% of the value of the foregone restricted stock on the date of grant. The remaining grant value would be awarded in the form of restricted stock, which would be subject to vesting. This program is designed to allow an executive officer a degree of individual choice regarding the elements of his or her compensation, which the Company believes increases the perceived value of compensation, while potentially decreasing the Company’s compensation expense. A further description of this program is included in Exhibit 99.01 to this Current Report on Form 8-K.
The Annual Bonus Program for officers is designed to reward officers for performance that supports the Company’s business objectives and to pay variable compensation depending upon the Company’s financial performance. A portion of each officer’s bonus will be paid based on the individual’s achievement of pre-determined goals, relating to factors such as market share, revenue, profitability, cost efficiency, products, brand equity, human capital, distribution, and financial and information technology infrastructure. Another portion of each officer’s bonus will be paid based on the Company’s performance relative to one or more company-wide financial metrics. Corporate financial metrics may relate to, without limitation, revenues, gross margin, operating margin, earnings growth, earnings per share, and non-GAAP calculations of any such metrics, at the discretion of the Committee. Actual objectives and metrics, minimum thresholds required to earn a bonus, target bonus amounts, maximum bonus, and relative allocation bonus program components, will be established from time to time by the Committee. A further description of this program is included in Exhibit 99.02 to this Current Report on Form 8-K.
The Board also approved stock ownership guidelines to more closely align the interests of Board members and officers with the interests of Company stockholders. Under the new guidelines, the Company’s Chairman of the Board of Directors is expected to hold at least 75,000 shares of Diamond common stock, and all other Board members are required to hold at least 15,000 shares. Each executive officer is expected to own the number of shares equal in value to the following multiples of his or her base salary: Chief Executive Officer – 500% of base salary; Executive Vice President – 200% of base salary; Senior Vice President – 150% of base salary; and Vice President – 150% of base salary. Until the applicable stock ownership guideline is achieved, the officers otherwise eligible for the cash/stock election program outlined above are not entitled to participate in the program.
Shares that count toward satisfaction of these stock ownership guidelines include: outstanding shares beneficially owned by the executive or director, or by any of his or her immediate family members residing in the same household, regardless of how such shares were acquired; outstanding shares beneficially owned through any business entity controlled by such individual; outstanding shares held in trust for the benefit of the executive or director or his or her family; outstanding shares of restricted stock granted under company stock plans; and one-third of all shares subject to outstanding stock options granted to the executive or director under Diamond’s stock plans.
Executives and directors are expected to own the requisite shares by the later of July 31, 2011 or three years after being appointed an executive officer or being appointed or elected a member of the Company’s Board of Directors. A further description of the stock ownership guidelines is included in Exhibit 99.02 to this Current Report on Form 8-K.
Section 9 – Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits
(c) Exhibits.

Exhibit	Description

99.1	Cash/Stock Election Program Description

99.2	Annual Bonus Program Description

99.2	Stock Ownership Guidelines

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMOND FOODS, INC.
Date: July 14, 2008	By:	/s/ Stephen Kim
		Name:	Stephen Kim
		Title:	Vice President, General Counsel

EXHIBIT INDEX

Exhibit	Description

99.1	Cash/Stock Election Program Description

99.2	Annual Bonus Program Description

99.3	Stock Ownership Guidelines